EXHIBIT 4

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2011 by and between each of the sellers named in Schedule I hereto (each, a “Seller,” and, collectively, the “Sellers”), on the one hand, and Investor Trading AB (the “Purchaser”), on the other hand.

RECITALS

WHEREAS, the Purchaser desires to purchase from each of the Sellers, and each such Seller desires to sell to the Purchaser, the number of shares of common stock, par value $0.01 per share, of The NASDAQ OMX Group, Inc., a Delaware corporation (the “Company”), set forth opposite such Seller’s name on Schedule I hereto (the “Purchased Shares”) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE  I
PURCHASE AND SALE OF PURCHASED SHARES

1.1          Incorporation of Recitals.  The Purchaser and each of the Sellers hereby stipulate, acknowledge and affirm as being accurate each of the foregoing Recitals, and each of the Recitals is hereby incorporated as part of this Agreement.

1.2          Purchase and Sale of Purchased Shares.  Subject to the terms and conditions of this Agreement, each Seller agrees to sell, severally and not jointly, to the Purchaser, and the Purchaser agrees to purchase from each such Seller, such Seller’s Purchased Shares at a purchase price of $26.05 per Purchased Share (the “Purchase Price”).

1.3          Closing Payment and Delivery of Purchased Shares.  The Purchase Price in respect of each Seller’s Purchased Shares shall be payable on the third business day after the day hereof (the “Closing Date”) by wire transfer of immediately available funds to the account of such Seller to be designed by such Seller to the Purchaser.  On the Closing Date, each of the Sellers shall deliver, or cause to be delivered, to the Purchaser such Seller’s Purchased Shares in book-entry form.

ARTICLE  II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.1          Such Seller is a limited partnership, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the limited partnership power to consummate the transactions contemplated by this Agreement.  Such Seller has the full legal right, power and authority to sell, assign, transfer and convey such Seller’s Purchased Shares in accordance with the terms of this Agreement, and the delivery to the Purchaser of such Seller’s Purchased Shares pursuant to the terms of this Agreement will transfer to the Purchaser good, valid and legal title to such Seller’s Purchased Shares, free and clear of any liens or encumbrances, other than as pursuant to any agreement to which the Purchaser is a party or as are imposed by applicable securities laws.

2.2          The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within the limited partnership power and authority of such Seller and have been duly authorized by all necessary action on the part of such Seller.  The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no approval of or filing with, or other action by such Seller in respect of, any governmental body, agency or any other person, other than as may be required under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.3          This Agreement has been (a) duly executed and delivered by such Seller and (b) constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

2.4          Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate in a material respect any statute, rule or order of any governmental agency or court to which such Seller is subject; (b) result in a material breach of, constitute a default under or conflict with any material agreement to which such Seller is a party or to or by which such Seller is subject or bound; or (c) conflict with or result in a breach of any provision of the limited partnership agreement of such Seller.

2.5          Such Seller (a) is the sole record and beneficial owner of each of such Seller’s Purchased Shares, (b) has good and marketable title to each of such Seller’s Purchased Shares and (c) has the full right, power and authority to transfer and deliver to the Purchaser valid title to such Seller’s Purchased Shares, free and clear of any liens or encumbrances, except as are imposed by applicable securities laws. Immediately following the Closing, the Purchaser (x) will be the sole record and beneficial owner of such Seller’s Purchased Shares and (y) will have good and marketable title to such Seller’s Purchased Shares, free and clear of any liens or encumbrances, other than as pursuant to any agreement to which the Purchaser is a party or as are imposed by applicable securities laws.

2.6          No investment bank, financial advisor, broker or finder has acted for such Seller in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Seller.

ARTICLE  III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, each of the Sellers, as of date hereof and as of the Closing Date, as follows:

3.1          The Purchaser is a limited liability company, duly formed, and validly existing under the laws of its jurisdiction of formation, and has the power to consummate the transactions contemplated by this Agreement.

3.2          The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the limited liability company power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no approval of or filing with, or other action by the Purchaser in respect of, any governmental body, agency or any other person, other than as may be required under Section 13 or Section 16 of the Exchange Act.

3.3          This Agreement has been (a) duly executed and delivered by the Purchaser and (b) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.4          Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate in a material respect any statute, rule or order of any governmental agency or court to which the Purchaser is subject; (b) result in a material breach of, constitute a default under or conflict with any material agreement to which the Purchaser is a party or to or by which the Purchaser is subject or bound; or (c) conflict with or result in a breach of any provision of the articles of association of the Purchaser.

3.5          No investment bank, financial advisor, broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Purchaser.

3.6          The Purchaser understands that the Purchased Shares are being sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws.  The Purchaser can bear the economic risk of its investment in the Purchased Shares and is able, without impairing its financial condition, to hold the Purchased Shares for an indefinite period of time and to suffer a complete loss of such investment.  The Purchaser acknowledges that the Purchased Shares may not be resold unless subsequently registered under the Securities Act of 1933, as amended, or unless an exemption from such registration is available.  The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and the other transactions contemplated hereby, and is entering into such transactions with a full understanding of all of the terms, conditions and risks thereof and willingly assumes such terms, conditions and risks.  The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations.  The Purchaser agrees that, except for the representations and warranties of the Sellers as expressly set forth in Article II hereof, none of the Sellers or their respective affiliates, or any of their respective representatives, makes or has made, or shall be deemed to have made, to the Purchaser or any of its affiliates, or any of their respective representatives, any representation or warranty of any kind, and no person has been authorized by any of the Sellers to make any representation or warranty relating to the Company or its business or operations or otherwise in connection with the purchase and sale of the Purchased Shares and the other transactions contemplated hereby and, if made, any such representation or warranty may not be relied upon.

3.7          As of the date hereof, the Purchaser has, and on the Closing Date the Purchaser will have, funds readily and unconditionally available sufficient to fund the purchase of all of the Purchased Shares contemplated hereunder.

ARTICLE  IV
CONDITIONS TO THE PARTIES’ OBLIGATIONS

4.1          Conditions to the Obligations of the Purchaser.  The Purchaser’s obligations to effect the transactions set forth in Article I shall be subject to the fulfillment (or waiver by the Purchaser) at the closing of the transactions contemplated hereby (the “Closing”) of the following conditions:

4.1.1       Representations and Warranties.  The representations and warranties made by the Sellers in Article II hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Closing Date.

4.1.2       Performance.  Each of the Sellers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by each of the Sellers at or before the Closing.

4.2          Conditions to the Obligations of the Sellers.  Each Seller’s joint and several obligations to effect the transactions set forth in Article I shall be subject to the fulfillment (or waiver by such Seller) at the Closing of the following conditions:

4.2.1       Representations and Warranties.  The representations and warranties made by the Purchaser in Article III hereof shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the Closing Date.

4.2.2       Performance.  The Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

ARTICLE  V
MISCELLANEOUS

5.1          Notices.  All notices and other communications by the Purchaser or the Sellers hereunder shall be in writing to the other parties and shall be deemed to have been duly given when delivered in person or by an internationally recognized courier service, or sent via telecopy or facsimile transmission and verification received, or when posted by the U.S. postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth below or to such other addresses as a party may from time to time designate to the other parties by written notice thereof, effective only upon actual receipt.

if to any of the Sellers:	c/o Silver Lake Partners
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Karen King
Fax: (650) 234-2502

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
Attention: Julie H. Jones, Esq.
Fax: (617) 235-0433

if to the Purchaser:	Investor Trading AB
Arsenalsgatan 8C, S-103 32
Stockholm, Sweden
Attention: Petra Hedengran
Fax: + 46 8 614 21 98

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan Klein, Esq.
Fax: (212) 455-2502

5.2          Assignment.  Neither the Purchaser nor any of the Sellers may assign any of such party’s rights or obligations hereunder without the prior written consent of the other parties hereto.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.  No party other than the parties hereto or their respective successors and permitted assigns shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.

5.3          Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

5.4          Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

5.5          Amendments and Waivers.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

5.6          Counterparts, Execution, Headings.  This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a PDF scanned attachment) in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

5.7          Construction.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “ Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “including” means “including without limitation”; and (vi) “dollars” and “$” refer to United States Dollars.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and the term “business day” shall mean a day on which banks in the United States are open for business, but excluding Saturdays and Sundays.

5.8          Governing Law.  This Agreement, and any claims arising with respect to the subject matter hereof, shall be governed by and construed in accordance with the laws of the State of New York, without regard to, or otherwise giving effect to, any body of law or other rule that would cause or otherwise require the application of the laws of any other jurisdiction.

5.9          Venue; Jurisdiction.  Any action or proceeding against either the Purchaser or any of the Sellers relating in any way to this Agreement may be brought exclusively in the courts of the State of New York or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the District of New York, and the Purchaser and each of the Sellers irrevocably submit to the jurisdiction of both such courts in respect of any such action or proceeding.  Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

5.10        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PURCHASER AND THE SELLERS HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (WHETHER IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH OF THE PURCHASER AND THE SELLERS ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 5.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  THE PURCHASER OR ANY OF THE SELLERS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.11        No Strict Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in transactions of this type.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Purchaser and each of the Sellers have caused this Agreement to be duly executed as of the date hereof.

THE PURCHASER:

INVESTOR TRADING AB

By:	/s/ Petra Hedengran
Name:	Petra Hedengran
Title:	Managing Director

THE SELLERS:

SILVER LAKE PARTNERS TSA, L.P.

By: SILVER LAKE TECHNOLOGY ASSOCIATES, L.L.C., its General Partner

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director

SILVER LAKE INVESTORS, L.P.

By: SILVER LAKE TECHNOLOGY ASSOCIATES, L.L.C., its General Partner

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director

SILVER LAKE PARTNERS II TSA, L.P.

By: SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS II, L.P.

By: SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

By:	/s/ Karen M. King
Name:	Karen M. King
Title:	Managing Director

SCHEDULE I

Seller	Purchase Price per Purchased Share	Number of Purchased Shares	Total Purchase Price
Silver Lake Partners TSA, L.P.	$26.05	146,922	$3,827,318.10
Silver Lake Investors, L.P.	$26.05	4,135	$107,716.75
Silver Lake Partners II TSA, L.P.	$26.05	847,762	$22,084,200.10
Silver Lake Technology Investors II, L.P.	$26.05	1,181	$30,765.05